EXHIBIT 10.15

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made this 26th day of January 2017, by and between ICON MIRAMAR OWNER POOL 2 WEST/NORTHEAST/MIDWEST, LLC, a Delaware limited liability company (“Landlord”), and rf industries, ltd., a Nevada corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord (successor in interest to CWCA Miramar GL 74, L.L.C., formerly known as Walton CWCA Miramar GL 74, L.L.C.) and Tenant are parties to that certain Lease, dated as of January 8, 2009 (the “Original Lease”), and amended by that certain Second Amendment to Lease (sic), dated as of August 25, 2009 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease, dated April 17, 2014 (the “Third Amendment”, and collectively with the Original Lease and the Second Amendment, the “Lease”), pursuant to which Landlord leases to Tenant certain premises containing approximately 19,968 rentable square feet consisting of (i) approximately 3,858 rentable square feet with a common address of 7620 Miramar Road, Suite 4300/4400, San Diego, California (“Suite 4300/4400”), (ii) approximately 2,321 rentable square feet with a common address of 7616 Miramar Road, Suite 5200, San Diego, California (“Suite 5200”) and (iii) approximately 13,789 rentable square feet with a common address of 7610 Miramar Road, Suite 6000/6002, San Diego, California (“Suite 6000/6002”, and collectively with Suite 4300/4400 and Suite 5200, all as more particularly described in the Lease, the “Current Premises”) in the project commonly known as Miramar Business Park.

WHEREAS, Tenant desires to surrender a portion of the Current Premises to Landlord containing approximately 2,321 rentable square feet, consisting of Suite 5200 as shown on Exhibit A hereto (the “Suite 5200 Reduction Premises") and that the Lease be appropriately amended, and Landlord is willing to amend the Lease and accept such surrender on the terms and conditions set forth herein.

WHEREAS, Tenant has requested that additional space containing approximately 1,940 rentable square feet described as 7620 Miramar Road, Suite 4200 San Diego, California as shown on Exhibit A hereto (the “Suite 4200 Expansion Premises”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the terms and conditions set forth herein.

WHEREAS, The Term is currently scheduled to expire on March 31, 2017, and Tenant desires to extend the Term for an additional sixty-four (64) full calendar months from such expiration.

WHEREAS, Landlord has agreed to the requested changes set forth in the preceding recitals, subject to the entry into this Amendment and the modification of the Lease terms and conditions as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.                   Extension of Term. The Term is hereby extended for a period of sixty-four (64) full calendar months, commencing as of April 1, 2017 (the “Second Extension Date”) and expiring on July 31, 2022 (the “Second Extended Termination Date”) (which period is referred to herein as the “Second Extended Term”), unless sooner terminated in accordance with the terms of the Lease. From and after the date hereof, the “Term” shall be deemed to include the Second Extended Term. Tenant’s lease of the Premises during the Second Extended Term shall be subject to all the terms and conditions of the Lease, except as expressly modified herein, and except that Tenant shall not be entitled to receive any allowances, abatements, or other financial concession granted in connection with entering into the Lease unless such concessions are expressly provided for herein with respect to the Second Extended Term.

2.                   Suite 4200 Expansion Premises.

(a)                 Effective from and after the Suite 4200 Expansion Premises Commencement Date (defined below), the “Premises” as defined in the Lease shall be deemed to include both (i) the approximately 17,647 rentable square feet consisting of Suite 4300/4400 and Suite 6000/6002, as shown on Exhibit A, (the “Remaining Premises”) and (ii) the Suite 4200 Expansion Premises, but shall exclude the Suite 5200 Reduction Premises as more particularly described in Section 3 below), and all of the terms and conditions of the Lease with respect to the Premises, including the Second Extended Termination Date, shall be deemed to apply to both the Remaining Premises and the Suite 4200 Expansion Premises in all respects, except as otherwise set forth herein and except that Tenant shall not be entitled to receive with respect to the Suite 4200 Expansion Premises any allowances, abatements, or other financial concession granted in connection with entering into the Lease unless such concessions are expressly provided for herein with respect to the Suite 4200 Expansion Premises. Landlord and Tenant hereby agree and stipulate that the Suite 4200 Expansion Premises shall be deemed to contain approximately the rentable square footage set forth in the second recital above for all purposes under the Lease.

(b)                As used herein the “Suite 4200 Expansion Premises Commencement Date” means the later to occur of (i) April 1, 2017 (the “Scheduled Suite 4200 Expansion Premises Commencement Date”) and (ii) the date upon which Landlord delivers the Suite 4200 Expansion Premises to Tenant. Tenant agrees that in the event that Landlord fails to deliver the Suite 4200 Expansion Premises to Tenant on the Scheduled Suite 4200 Expansion Premises Commencement Date, it shall not be a default and Landlord shall not be liable for any damages or loss resulting therefrom, but the Suite 4200 Expansion Premises Commencement Date shall not occur and no rent applicable to the Suite 4200 Expansion Premises shall be payable until such time as Landlord delivers possession of the Suite 4200 Expansion Premises to Tenant. If the Suite 4200 Expansion Premises Commencement Date is delayed the Second Extended Termination Date shall not be similarly extended.

(c)                 On or prior to the Suite 4200 Expansion Premises Commencement Date, Tenant shall deliver revised insurance certificates covering the Suite 4200 Expansion Premises as required pursuant to Section 10 of the Original Lease.

(d)                Tenant shall have the right to enter the Suite 4200 Expansion Premises prior to the Suite 4200 Expansion Premises Commencement Date in accordance with the terms of Addendum 1 attached hereto.

3.                   Remaining Premises and Surrender of the Suite 5200 Reduction Premises.

(a)                 Remaining Premises. Effective solely for the period from and after the Suite 4200 Expansion Premises Commencement Date (estimated to be April 1, 2017) (the “Suite 5200 Reduction Effective Date”), the “Premises” as defined in the Lease shall be deemed to be only the Remaining Premises and the Suite 4200 Expansion Premises, and all of the terms and conditions of the Lease with respect to the Premises shall be deemed to apply solely to the Remaining Premises and the Suite 4200 Expansion Premises in all respects, except as otherwise set forth herein. After giving effect to the expansion described in Section 2 and the reduction described in this Section 3, the Premises shall be deemed to have approximately 19,587 rentable square feet, consisting of the Suite 4200 Expansion Premises, Suite 4300/4400 and Suite 6000/6002.

(b)                Surrender of Suite 5200 Reduction Premises.

(i)                        After the day immediately prior to the Suite 4200 Expansion Premises Commencement Date (estimated to be March 31, 2017) (the “Suite 5200 Reduction Premises Termination Date”), any and all rights and obligations of Tenant, and obligations of Landlord, with respect to the Suite 5200 Reduction Premises, including, without limitation, Tenant’s right to possession of the Suite 5200 Reduction Premises, shall be terminated; provided, however, that such termination shall under no circumstances or in any way constitute a waiver or termination of the obligations of Tenant which exist or have accrued up to and including the Suite 5200 Reduction Premises Termination Date and which may accrue or continue to accrue after the Suite 5200 Reduction Premises Termination Date to the extent Tenant has failed to satisfy all of its obligations with respect to the Suite 5200 Reduction Premises. In the event Tenant fails to surrender the Suite 5200 Reduction Premises to Landlord on or prior to the Suite 5200 Reduction Premises Termination Date in accordance with the terms hereof, then the terms and conditions of Section 13 (Holding Over) of the Original Lease shall apply in all respects with respect to the Suite 5200 Reduction Premises without in any way affecting the obligations of Tenant with respect to the Remaining Premises, including the obligation to pay rent in accordance with the terms herein.

(ii)                        Tenant acknowledges and agrees that, on or prior to the Suite 5200 Reduction Premises Termination Date, Tenant shall surrender the Suite 5200 Reduction Premises to Landlord in accordance with the terms of Section 21 (Surrender of Premises) of the Original Lease.

(iii)                        In furtherance of the foregoing, Landlord and Tenant shall perform walkthroughs of the Suite 5200 Reduction Premises, as contemplated by the Lease, for purposes of inspecting the Suite 5200 Reduction Premises for any damages which are Tenant’s responsibility to repair, at Tenant’s sole cost and expense, in accordance with the terms of the Lease and this Amendment. Landlord requires that such damage shall be cured by Tenant prior to the Suite 5200 Reduction Premises Termination Date and any such failure to cure such damage or surrender the Suite 5200 Reduction Premises in accordance with the terms of the Lease shall be an Event of Default under the Lease not subject to cure and Landlord shall be entitled to exercise any and all rights thereunder or at law.

4.                   Monthly Installment of Rent Schedule. Notwithstanding anything to the contrary set forth herein, effective as of the Suite 4200 Expansion Premises Commencement Date, the Monthly Installment of Rent for the Remaining Premises and the Suite 4200 Expansion Premises payable by Tenant to Landlord during the Second Extended Term is as follows:

From:	To:	Monthly Installment of Rent
4/1/2017	3/31/2018	$22,720.92***
4/1/2018	3/31/2019	$23,402.55
4/1/2019	3/31/2020	$24,104.62
4/1/2020	3/31/2021	$24,827.76
4/1/2021	3/31/2022	$25,572.60
4/1/2022	7/31/2022	$26,339.77

***Tenant’s obligation to pay Monthly Installment of Rent shall be conditionally abated during the second (2nd), third (3rd), fourth (4th) and fifth (5th) full calendar months following the Suite 4200 Expansion Premises Commencement Date (the “Monthly Installment of Rent Abatement Period”). Such abatement shall apply to Monthly Installment of Rent only and shall not apply to any other sums payable under the Lease. The abatement of Monthly Installment of Rent described above is expressly conditioned on Tenant’s performance of its obligations under the Lease throughout the Term. If Tenant defaults (beyond any applicable notice and cure or grace period) under the Lease, then Tenant shall immediately, on demand, pay to Landlord, in addition to all other amounts and damages to which Landlord is entitled, the amount of Monthly Installment of Rent which would otherwise have been due and payable during the Monthly Installment of Rent Abatement Period.

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Monthly Installment of Rent shall remain as set forth in the Lease. Landlord and Tenant acknowledge that the schedule set forth above is based upon the assumption that the Scheduled Suite 4200 Expansion Premises Commencement Date is the actual Suite 4200 Expansion Premises Commencement Date. If that is not the case, the schedule set forth above shall be appropriately adjusted on a per diem basis to reflect the actual Suite 4200 Expansion Premises Commencement Date and Landlord shall prepare a memorandum reflecting the same, which Tenant shall execute within ten (10) days of receipt. In the event that the Suite 4200 Expansion Premises Commencement Date has not occurred by the Scheduled Suite 4200 Expansion Premises Commencement Date, Tenant shall pay Rent for the Current Premises at the rate(s) in effect as provided above for the period between Scheduled Suite 4200 Expansion Premises Commencement Date and the actual Suite 4200 Expansion Premises Commencement Date, prorated on a daily basis. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month.

5.                   Tenant’s Proportionate Share for the Suite 4200 Expansion Premises and Remaining Premises. Tenant’s Proportionate Share collectively applicable to the Suite 4200 Expansion Premises and the Remaining Premises is 22.53%.

6.                   Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $8,854.53, which is added to and becomes a part of the Security Deposit, if any, held by Landlord as provided under the Lease as security for payment of rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneously with the execution hereof, the Security Deposit is increased from $17,485.24 to $26,339.77.

7.                   Condition of the Premises.

(a)                  AS-IS Condition. Tenant hereby acknowledges and agrees that it has accepted the Remaining Premises as of the date hereof, and will accept (a) the Remaining Premises as of the Second Extension Date, and (b) Suite 4200 Expansion Premises as of the Suite 4200 Expansion Premises Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

(b)                  Tenant’s Work. Notwithstanding the foregoing subsection (a), Tenant may complete the work set forth on Exhibit B attached hereto in accordance with the terms and conditions set forth on such exhibit.

8.                   Termination of Container Storage Area Limited License. Tenant’s Limited License to use the Container Storage Area as provided in Section 6 of the Third Amendment is, effective as of the date hereof, hereby terminated with the same effect as if such date were the scheduled expiration date of the Limited License.

9.                   Assignment and Subletting. The first sentence of Section 8.1 of the Original Lease is hereby deleted in its entirety and the following substituted therefor:

“Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises.”

10.                Deleted Provision. Addendum 1 to the Third Amendment is hereby deemed null and void and of no further force and effect.

11.                OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

12.                Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction, other than Hughes Marino, Inc. Tenant agrees to indemnify and hold Landlord and the Landlord Entities harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

13.                No Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

14.                Authority. Tenant represents and warrants to Landlord that if Tenant is not a natural person, Tenant has been and is qualified to do business in the state in which the Premises is located, Tenant has full right and authority to enter into this Amendment, and that all persons signing on behalf of Tenant were authorized to do so by appropriate actions.

15.                Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

16.                Counterparts and Delivery. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord’s request, deliver original copies of this Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

17.                Conflict; Ratification; Integration. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove. The recitals set forth herein are incorporated by reference. Capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment. This Amendment and any attached exhibits and addenda set forth the entire agreement between the parties with respect to the matters set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

LANDLORD:		TENANT:

ICON MIRAMAR OWNER POOL 2		rf industries, ltd., a Nevada corporation
WEST/NORTHEAST/MIDWEST, LLC,
a Delaware limited liability company

By:	GLP US Management LLC,	By:	/s/ Mark Turfler
a Delaware limited liability company
	as agent for Landlord	Name:	Mark Turfler

		Title:	Chief Financial Officer
By:	/s/ Robert Munson
		Dated:	January 18, 2017
Name:	Robert Munson

Title:	Senior Vice President

Dated:	January 26, 2017

ADDENDUM 1

EARLY ACCESS TO SUITE 4200 EXPANSION PREMISES

Tenant shall have the right to enter the Suite 4200 Expansion Premises (“Early Access”) during the period commencing upon the latest to occur of (i) the date of full execution and delivery of the Amendment, (ii) March 17, 2017, (iii) delivery to Landlord of the sum, if any, required by Paragraph 7 (Security Deposit) of the Amendment, and (iv) delivery to Landlord of the certificates of insurance with respect to the Suite 4200 Expansion Premises as required by Section 10 (Insurance) of the Original Lease, and continuing through the day immediately prior to the Suite 4200 Expansion Premises Commencement Date (“Early Access Period”) for the purpose of installing racking systems and low-voltage internet technology equipment, storage of inventory and preparation of the space for the Tenant’s operations, subject to the following terms and conditions:

1.	Tenant’s Early Access shall not constitute occupancy for operation of Tenant’s business and shall not trigger the Suite 4200 Expansion Premises Commencement Date.

2.	Tenant’s Early Access shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection with Tenant’s Early Access.

3.	Tenant and its employees, agents and contractors shall comply with Section 5 (Alterations) of the Original Lease and all governmental laws, ordinances and regulations during the Early Access Period, including obtaining any approvals, permits, or other authorizations required to perform its work within, and operate at, the Suite 4200 Expansion Premises during the Early Access Period.

4.	Tenant shall comply with and be bound by all provisions of the Lease during the Early Access Period, including the obligation to pay all utilities, but excluding the obligation for payment of Monthly Installment of Rent, Expenses and Taxes.

5.	Tenant shall not interfere with Landlord or Landlord’s contractors completing any work within the Suite 4200 Expansion Premises, and any such interference shall constitute a tenant delay.

6.	Tenant shall indemnify, protect, defend and save Landlord, the Landlord Entities, and the Suite 4200 Expansion Premises harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys' fees and legal costs) arising out of the Early Access, use, construction, or occupancy of the Suite 4200 Expansion Premises by Tenant or its agents, employees, contractors, customers, guests, or invitees.

[Remainder of Page Intentionally Left Blank]

ADDENDUM 2

RENEWAL OPTION

1.                   Renewal Option. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall have one (1) option to extend the Term (the “Renewal Option”) on the following terms and conditions:

(a)       Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant originally named herein, (ii) Tenant actually occupies all of the Remaining Premises and Suite 4200 Expansion Premises demised under the Amendment and any space added to the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional period of sixty (60) full calendar months (the “Renewal Term”) commencing on the day following the expiration of the Second Extended Term (the “Renewal Commencement Date”). Tenant shall give Landlord written notice (the “Renewal Notice”) of its election to extend the Term in accordance with the terms hereof at least nine (9) months, but not more than twelve (12) months, prior to the Second Extended Termination Date.

(b)       The Monthly Installment of Rent payable by Tenant to Landlord during the Renewal Term shall be the greater of (i) one hundred three percent (103%) of the Monthly Installment of Rent applicable to the last month of the Second Extended Term, and (ii) the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Project taking into account the size of the lease, the length of the renewal term, market escalations, and the credit of Tenant. The Monthly Installment of Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c)       Landlord shall notify Tenant of its determination of the Monthly Installment of Rent for the Renewal Term, and Tenant shall advise Landlord in writing of any objection to such determination of the Monthly Installment of Rent within fifteen (15) days of receipt of Landlord's notice. Failure to respond within the fifteen (15) day period shall constitute Tenant's rejection of such Monthly Installment of Rent, Tenant’s exercise of the Renewal Option shall be deemed to be withdrawn, and the Lease shall expire or terminate in accordance with its terms. If Tenant affirmatively objects in writing, Landlord and Tenant shall commence negotiations to attempt to agree upon the Monthly Installment of Rent for a period of up to fifteen (15) days after Landlord's receipt of Tenant's objection notice. If (i) Tenant has rejected such Monthly Installment of Rent in writing and (ii) the parties cannot agree after Tenant objects, each acting in good faith but without any obligation to agree, on the Monthly Installment of Rent on or before the end of such fifteen (15) day period, then Tenant's exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Monthly Installment of Rent for the Renewal Term.

Either party may elect to arbitrate the determination of the Monthly Installment of Rent for the Renewal Term by sending written notice to the other party and the regional office of the American Arbitration Association in which the Premises is located within three (3) business days after the expiration of the fifteen (15) day negotiation period provided in the preceding paragraph, invoking the binding arbitration provisions of this subsection. The arbitration to determine the Monthly Installment of Rent for the Renewal Term shall be in accordance with the Real Estate Industry Arbitration Rules and Mediation Procedures of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Premises is located by a single arbitrator mutually selected by the parties and unaffiliated with either party. Landlord and Tenant shall each submit to the arbitrator their respective proposal of the appropriate Monthly Installment of Rent for the Renewal Term. The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount. The cost of the arbitration shall be borne equally between the parties. If the arbitrator has not determined the Monthly Installment of Rent by the end of the Second Extended Term, Tenant shall pay one hundred five percent (105%) of the Monthly Installment of Rent in effect under the Lease as of the end of the Second Extended Term for the Renewal Term until the Monthly Installment of Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them, including the reimbursement of any credit that may be due for the Monthly Installment of Rent actually paid by Tenant which is higher than the final Monthly Installment of Rent for the Renewal Term determined in accordance with the procedures set forth herein for such period. For the avoidance of doubt, the parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this subsection and to enter judgment upon the decision of the arbitrator.

(d)       The determination of the Monthly Installment of Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for any additional rent and any other reimbursable or chargeable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(e)       Except for the Monthly Installment of Rent for the Renewal Term as determined above, Tenant's occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(f)       If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(g)       Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in “as-is” condition.

(h)       If the Lease is extended for the Renewal Term, then, promptly after the determination of Monthly Installment of Rent in accordance with the terms of this Addendum, Landlord shall prepare and Tenant shall execute, within fifteen (15) days of receipt, an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(i)       If Tenant exercises its right to extend the term of the Lease for the Renewal Term pursuant to this Addendum and the parties execute the amendment, the term “Term” as used in this Lease, shall be construed to include, when practicable, the Renewal Term except as provided in subsection (e) above.

EXHIBIT A

DEPICTION OF SUITE 5200 REDUCTION PREMISES,

REMAINING PREMISES AND SUITE 4200 EXPANSION PREMISES

EXHIBIT B

WORK LETTER

(a)                 AS-IS Condition. Tenant shall lease the Remaining Premises and Suite 4200 Expansion Premises from Landlord on an “AS-IS” basis, without any representation or warranty of any kind made by Landlord in favor of Tenant and without change or modification thereto of any kind other than the work described in this exhibit. However, Landlord shall be responsible for causing, as of the Suite 4200 Expansion Premises Commencement Date, the existing HVAC system, and material electrical, plumbing and other mechanical systems that exclusively service the Suite 4200 Expansion Premises to be in good working order, provided that the foregoing shall not imply any representation or warranty as to the useful life of such systems, nor shall the foregoing diminish Tenant’s responsibility to perform any repairs, modifications or improvements to the same necessitated after the date that the Suite 4200 Expansion Premises is delivered to Tenant, whether by reason of Tenant’s use of the same, Tenant’s alterations, ordinary wear and tear, or otherwise.

(b)                Tenant’s Work. Notwithstanding the foregoing subsection (a), Landlord shall contribute up to a maximum amount of $34,277.25 (the “Allowance”) towards Tenant’s real property alterations and real property improvements to the Remaining Premises and Suite 4200 Expansion Premises that Tenant may elect from those specified below (collectively, the “Tenant’s Work”):

1.	Remove the existing demising wall located between the Suite 4200 Expansion Premises and Suite 4300/4400.
2.	Paint interior walls of the Premises.
3.	Install new carpet within the Premises.
4.	Install an additional HVAC unit serving the Suite 4200 Expansion Premises.
5.	Construct new interior offices in the Remaining Premises.
6.	Any other real property improvement work to the Suite 4200 Expansion Premises and/or the Remaining Premises that Landlord approves, in its sole and absolute discretion and in writing, for reimbursement to Tenant from the Allowance in accordance with subparagraph (c) below; provided that, in all events, such real property improvement work will become permanently affixed to the Premises, directly benefit the Building and be completed in accordance with final plans and specifications approved by Landlord in accordance with the terms of the Lease.

(c)                 Landlord’s Approval; Tenant’s Obligations. The Tenant’s Work shall be deemed Alterations and shall be subject to the terms of Section 5 of the Original of the Lease, except that Landlord shall not require a surety company performance bond or funded construction escrow. In addition to obtaining Landlord’s consent as and when required pursuant to Section 5 of the Original Lease, Tenant shall obtain Landlord’s prior written consent for any of the Tenant’s Work for which Tenant will seek reimbursement from the Allowance. In all cases, Tenant shall deliver plans and specifications for Tenant’s Work, and any other documentation reasonably requested by Landlord, to Landlord for approval prior to commencing any of Tenant’s Work. Tenant’s Work shall be constructed in a good and workmanlike manner and in compliance with all laws, ordinances and regulations, and Tenant shall perform, at its expense, any alteration or modification required by laws, ordinances and regulations as a result of Tenant’s Work. Landlord may monitor the construction of Tenant’s Work, subject to the obligation to provide prior notice to Tenant of any entry onto the Remaining Premises and the Suite 4200 Expansion Premises (except in the case of emergency, in which case no prior notice is required). In the event the scope of work requested by Tenant is such that Landlord elects to engage a third-party architect, engineer, or other similar consultant or professional to review such proposed work, Tenant shall reimburse Landlord for its actual, reasonable out-of-pocket costs in reviewing plans and specifications and in monitoring the construction for compliance with such approved plans and specifications. Landlord’s right to approve Tenant’s Work and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that Tenant’s Work complies with laws, ordinances and regulations. In addition, if Landlord manages Tenant’s construction Landlord may collect a construction management fee in the amount of five percent 5% of the cost of the Tenant’s Work as described herein and any additional work requested by Tenant and agreed to by Landlord, and such fee shall be paid, in part or in whole, from the Allowance with any amount not covered by the Allowance to be paid by Tenant directly to Landlord (or, at Landlord’s election, to Landlord’s property manager).

(d)                Allowance. The Allowance may be used only for the hard costs and Eligible Soft Costs (as hereinafter defined) of construction of Tenant’s Work pursuant to the approved plans and specifications. “Eligible Soft Costs” shall be deemed to be costs and expenses incurred by Tenant which are directly and primarily related to Tenant’s Work and which relate solely to the work of any architect, space planner, engineer, or similar construction professional or which are direct payments made to applicable authorities for permitting and license fees; provided, however, that in no event shall the Eligible Soft Costs exceed fifteen percent (15%) of the total Allowance or be used for services provided in connection with the negotiation of the Lease. For the avoidance of doubt, Eligible Soft Costs shall expressly exclude any financing costs, attorneys’ fees, or other costs and expenses not expressly permitted hereunder. In no event will the Allowance be used to pay for moving or storage expenses or furniture, racking, equipment, cabling, telephone systems or any other item of personal property which is not intended to be permanently affixed to the Remaining Premises and Suite 4200 Expansion Premises. Payment of the Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of: (i) completion of Tenant’s Work, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who performed Tenant’s Work, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority for any work which requires the same. Landlord shall be under no obligation to pay for any of Tenant’s Work in excess of the Allowance. Further, the Allowance shall only be available for Tenant’s use for work performed and submitted to Landlord for reimbursement in accordance with the terms of this subsection (d) on or before December 31, 2017 at which time Tenant hereby waives any and all rights to any unused portion of the Allowance.